Exhibit 10.11

CALL RIGHT AGREEMENT

(Harrah’s Atlantic City)

THIS CALL RIGHT AGREEMENT (this “Agreement”) is entered into as of October 6, 2017 (the “Effective Date”), by and among VICI Properties, L.P., a Delaware limited partnership (“Propco”), and Caesars Entertainment Corporation, a Delaware corporation (“Owner”). Propco and Owner are together referred to herein as the “Parties”, and each individually, a “Party”.

RECITALS:

A. The Debtors’ Third Amended Joint Plan of Reorganization Pursuant to Chapter 11 of the Bankruptcy Code, Case No. 15-01145 (the “Plan”) provides among other things that on the Effective Date of the Plan, the Parties shall enter into this Call Right Agreement.

B. Owner, indirectly through its subsidiaries, owns certain real property together with the real property improvements thereon (together with related fixtures and other related property) located at 777 Harrah’s Blvd., Atlantic City, New Jersey 08401, as more particularly described on Exhibit A attached hereto (the “Property”).

C. Owner desires to grant to Propco an option to purchase the Property, and Propco desires to obtain an option to purchase the Property, all on the terms and conditions set forth in this Agreement.

AGREEMENT:

NOW, THEREFORE, in consideration of Ten and No/100 Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person. In no event shall CEC or any of its Affiliates, on the one hand, or Propco or any of its Affiliates, on the other hand, be deemed to be an Affiliate of the other Party as a result of this Agreement or other agreements or arrangements between such Parties, and/or as a result of any consolidation for accounting purposes by CEC (or its Subsidiaries) or Propco (or its Affiliates) of the other such Party or the other such Party’s Affiliates.

“Alternative Transaction” shall have the meaning set forth in Section 2(j) hereof.

“Alternative Transaction Period” shall have the meaning set forth in Section 2(g) hereof.

“Arbitration Panel” shall have the meaning set forth in Section 3 hereof.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which national banks in the City of Las Vegas or in the City of New York, New York are authorized, or obligated, by law or executive order, to close.

“Call Right” means Propco’s option to purchase the Property and simultaneously lease back the Property to Lessee in accordance with the terms and conditions of this Agreement.

“Closing Date” means the date upon which the Property shall be conveyed to Propco and leased back to Lessee in accordance with the terms hereof.

“Control” (including the correlative meanings of the terms “Controlled by” and “under common Control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, through the ownership of voting securities, partnership interests, other equity interests or otherwise.

“Debt Limitation” shall mean, at any time, that the exercise of the Call Right and the consummation of the sale and leaseback transaction contemplated thereby on the terms set forth herein would not be permitted at such time by any agreements governing indebtedness, under which at least $100,000,000 of indebtedness in the aggregate for all such agreements is outstanding, the covenants of which would (in the good faith determination of CEC) not permit the consummation of the transactions contemplated hereby at such time.

“Debt Limitation Resolution Deadline” shall have the meaning set forth in Section 2(d)(ii)1.

“Designated Propco Group” shall mean, collectively, investment funds managed by Affiliates of each of Elliott Management, J.P. Morgan Investment Management, Inc., Monarch Alternative Capital LP, and Pacific Investment Management Company LLC.

“Discussion Period” shall have the meaning set forth in Section 2(f) hereof.

“EBITDAR” means, for any applicable twelve (12) month period, the consolidated net income or loss of a Person on a consolidated basis for such period, determined in accordance with GAAP; provided, however, that without duplication and in each case to the extent included in calculating net income (calculated in accordance with GAAP): (i) income tax expense shall be excluded; (ii) interest expense shall be excluded; (iii) depreciation and amortization expense shall be excluded; (iv) amortization of intangible assets shall be excluded; (v) write-downs and reserves for non-recurring restructuring-related items (net of recoveries) shall be excluded; (vi) reorganization items shall be excluded; (vii) any impairment charges or asset write-offs, non-cash gains, losses, income and expenses resulting from fair value accounting required by the applicable standard under GAAP and related interpretations, and non-cash charges for deferred tax asset valuation allowances, shall be excluded; (viii) any effect of a change in accounting principles or policies shall be excluded; (ix) any non-cash costs or expense incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement shall be excluded; (x) any nonrecurring gains or losses (less all fees and expenses relating thereto) shall be excluded; (xi) rent expense; and (xii) the impact of any deferred proceeds resulting from failed sale accounting shall be excluded. In connection with any EBITDAR calculation made pursuant to this Agreement or any determination or calculation made pursuant to this Agreement for which EBITDAR is a necessary component of such determination or calculation, (i) promptly following request therefor, Owner shall provide PropCo with all supporting documentation and backup information with respect thereto as may be reasonably requested by PropCo, (ii) such calculation shall be as reasonably agreed upon between Owner and PropCo, and (iii) if Owner and PropCo do not agree within twenty (20) days of either party seeking to commence discussions, the same may be determined by an Arbitration Panel in accordance with and pursuant to the process set forth in Section 3 hereof (clauses (i) through (iii), collectively, the “EBITDAR Calculation Procedures”).

“Election Notice” shall have the meaning set forth in Section 2(f).

“GAAP” means generally accepted accounting principles in the United States consistently applied in the preparation of financial statements, as in effect from time to time.

“Gaming Approval Failure” shall have the meaning set forth in Section 2(g).

“Gaming Authorities” means any foreign, federal, state or local governmental entity or authority, or any department, commission, board, bureau, agency, court or instrumentality thereof, regulating gaming activities or related activities.

“Gaming Laws” means all applicable constitutions, treaties, laws, rates, regulations and orders and statutes pursuant to which any Gaming Authority possesses regulatory, licensing or permit authority over gaming, gambling or casino activities and all rules, rulings, orders, ordinances, regulations of any Gaming Authority applicable to the gambling, casino, gaming businesses or activities of Owner or any of its subsidiaries in any jurisdiction, as in effect from time to time, including the policies, interpretations and administration thereof by the Gaming Authorities.

“Gaming Resolution Deadline” shall have the meaning set forth in Section 2(d)(ii)(2).

“Impermissible Transaction” shall have the meaning set forth in Section 2(d)(i).

“Lessee” shall mean Owner or the subsidiary of Owner (as determined by Owner) that will be the lessee of the Property under the Property Lease after the Closing Date.

“Notice of Impermissibility” shall have the meaning set forth in Section 2(d)(i).

“Owner Licensing Event” means: (a) a communication (whether oral or in writing) by or from any Gaming Authority or other action by any Gaming Authority that indicates that such Gaming Authority is likely to find that the association of any member of the Owner Subject Group with Propco or any of its Affiliates is likely to (i) result in a disciplinary action relating to, or the loss of, inability to reinstate or failure to obtain, any registration, application or license or any other rights or entitlements held or required to be held by Propco or any of its Affiliates under any Gaming Law, or (ii) violate any Gaming Law to which Propco or any of its Affiliates is subject; or (b) any member of the Owner Subject Group is required to be licensed, registered, qualified or found suitable under any Gaming Law, and such Person is not or does not remain so licensed, registered, qualified or found suitable within any applicable timeframes required by the applicable Gaming Authority, or, after becoming so licensed, registered, qualified or found suitable, fails to remain so. For purposes of this definition, an “Affiliate” of Propco includes any Person for which Propco or its Affiliate is providing management services. For the avoidance of doubt, it shall not be an Owner Licensing Event if (x) Owner can resolve or cure the Owner Licensing Event within applicable timeframes (for purposes of illustration and not limitation, by terminating any responsible employee) and (y) Owner acts timely to cure the Owner Licensing Event.

“Owner Panel Member” shall have the meaning set forth in Section 3(b).

“Owner Subject Group” means Owner, Owner’s Affiliates and its and their principals, direct or indirect shareholders, officers, directors, agents, employees and other related Persons (including in the case of any trusts or similar Persons, the direct or indirect beneficiaries of such trust or similar Persons), excluding Propco and its Affiliates.

“Owner Proposal” shall have the meaning set forth in Section 2(d)(i).

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other form of entity.

“Propco Election Period” means a period commencing on the date hereof and ending on the date that is five (5) years after the date hereof, subject to extension in accordance with the terms of this Agreement.

“Propco Licensing Event” means: (a) a communication (whether oral or in writing) by or from any Gaming Authority or other action by any Gaming Authority that indicates that such Gaming Authority is likely to find that the association of any member of the Propco Subject Group with Owner or any of its Affiliates is likely to (i) result in a disciplinary action relating to, or the loss of, inability to reinstate or failure to obtain, any registration, application or license or any other rights or entitlements held or required to be held by Owner or any of its Affiliates under any Gaming Law, or (ii) violate any Gaming Law to which Owner or any of its Affiliates is subject; or (b) any member of the Propco Subject Group is required to be licensed, registered, qualified or found suitable under any Gaming Law, and such Person is not or does not remain so licensed, registered, qualified or found suitable within any applicable timeframes required by the applicable Gaming Authority, or, after becoming so licensed, registered, qualified or found suitable, fails to remain so. For purposes of this definition, an “Affiliate” of Owner includes any Person for which Owner or its Affiliate is providing management services. For the avoidance of doubt, it shall not be a Propco Licensing Event if (x) Propco can resolve or cure the Propco Licensing Event within applicable timeframes (for purposes of illustration and not limitation, by terminating any responsible employee) and (y) Propco acts timely to cure the Propco Licensing Event.

“Propco Panel Member” shall have the meaning set forth in Section 3(b).

“Propco Subject Group” means Propco, Propco’s Affiliates and its and their principals, direct or indirect shareholders, officers, directors, agents, employees and other related Persons (including in the case of any trusts or similar Persons, the direct or indirect beneficiaries of such trust or similar Persons), excluding Owner and its Affiliates.

“Property” shall have the meaning set forth in the recitals hereto. For the avoidance of doubt, the “Property” shall be limited to the fee ownership or leasehold interests in the Property and will not include any personal property of the Owner or any other Person located in or around the Property.

“Property Lease” means a lease pursuant to which an Affiliate of Propco, as landlord, will lease the Property to Lessee, as tenant. The Property Lease shall reflect the terms contemplated by this Agreement, and other terms to be negotiated in good faith between Owner and Propco.

“Property Lease Rent” means an amount of base and, if applicable, variable rent (i.e. excluding additional charges and other additional rent such as pass-throughs of expenses) to be paid under the Property Lease. The initial rent under the Property Lease will be determined based on an EBITDAR coverage ratio with respect to the Property (based on the most recently ended four fiscal quarter period for which financial statements are available as of the date of Propco’s election of the Call Right) of 1.67x (i.e. the ratio of EBITDAR for such period to the initial rent under the Property Lease will be 1.67 to 1). The initial Property Lease Rent shall adjust during the term of the Property Lease on terms consistent with the Non-CPLV Master Lease, unless the Owner and Propco otherwise agree.

“Property Package” shall have the meaning set forth in Section 2(b).

“Property Package Request” shall have the meaning set forth in Section 2(b).

“Purchase Price” means the price to be paid for Propco’s purchase of the Property, which Purchase Price shall be determined by multiplying the initial Property Lease Rent by ten (10).

“Qualifying Proposal” shall mean an Owner Proposal the terms of which reflect economic benefits to Propco equal to at least the economic benefits that would have inured to Propco if the exercise of the Call Right with respect to the Property would not constitute an Impermissible Transaction.

“Regulatory Period” shall have the meaning set forth in Section 2(g).

“Requisite Gaming Approvals” shall have the meaning set forth in Section 2(g).

“Subsidiary” means, as to any Person, (i) any corporation more than fifty percent (50%) of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time of determination owned by such Person and/or one or more Subsidiaries of such Person, and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a fifty percent (50%) equity interest at the time of determination.

“Third Panel Member” shall have the meaning set forth in Section 3(b).

“Value Loss Amount” shall mean, on any date of determination hereunder, an amount equal to $114,000,000.00, increasing at a rate of 8.5% per annum, with annual compounding for the period from the date of this Agreement until the date on which payment of the Value Loss Amount is made.

2. Call Right in Favor of Propco.

(a) Call Right. At any time, Propco shall have the right to exercise the Call Right in accordance with the procedures set forth in this Section 2.

(b) Property Package Request and Requirements. As a condition to exercising the Call Right, on or prior to the expiration of the Propco Election Period, Propco shall deliver to Owner (i) a notice of Propco’s intention to exercise the Call Right, (ii) evidence reasonably satisfactory to Owner of Propco’s ability to finance the exercise of the Call Right (provided, that if Propco’s net leverage at such time of request is less than 10 to 1 (with net leverage being defined as the ratio of (1) funded debt minus unrestricted cash to (2) EBITDAR for the last four (4) fiscal quarters for which financial statements are available, in each case of Propco and its subsidiaries on a consolidated basis) then Propco shall be deemed to have provided evidence reasonably satisfactory to Owner) and (iii) a request for the Property Package from Owner (collectively, the “Property Package Request”). As promptly as practicable after receipt of the Property Package Request, but in no event later than the date occurring sixty (60) days after Owner’s receipt of the Property Package Request, Owner shall provide to Propco either (x) a Notice of Impermissibility or (y) a package of information (the “Property Package”), which shall set forth all material information with respect to the Property and the Call Right including, without limitation, the following:

(i) the material acquisition terms, including, without limitation, the Purchase Price and the proposed Closing Date;

(ii) an initial draft of a sale agreement in customary form for purchases of properties such as the Property, including customary representations and warranties (the “Sale Agreement”);

(iii) a summary of material changes in and developments with respect to the Property since the date of this Agreement (including any material revisions and/or updates to the information set forth on Exhibit A hereto);

(iv) due diligence materials of a type that would customarily be provided to a purchaser of properties such as the Property (if and to the extent Owner has access to such materials at the time the Property Package Request was received or can procure such materials through the use of commercially reasonable efforts during such 60-day period), including in any event the most recent available title report, environmental reports, current tax status and any assessments owed, and information regarding any known litigation or judgment (collectively, the “Diligence Materials”);

(v) an initial draft of the Property Lease, which Property Lease shall comply with the terms of this Agreement;

(vi) a description of any regulatory approvals that would be required in connection with the exercise of the Call Right and the consummation of the transactions contemplated thereby; and

(vii) a detailed explanation of the computation of the proposed Purchase Price and the Property Lease Rent.

Promptly upon Owner’s or Propco’s reasonable request therefor, Propco or Owner, as applicable, shall provide to Owner or Propco, as applicable, additional information reasonably related to the Call Right, to the extent such information is reasonably available to Propco or Owner, as applicable. Propco agrees to cooperate with Owner and use commercially reasonable efforts to provide information regarding Propco (and its officers and Affiliates) that is reasonably requested by Owner to Owner in connection with Owner’s preparation of the Property Package (including, without limitation, providing any information necessary to aid Owner in determining the regulatory approvals applicable to Propco and the Call Right).

(c) Call Right Deadline. If Propco does not deliver a Property Package Request to Owner in accordance with the above prior to the expiration of the Propco Election Period, this Agreement shall automatically terminate with respect to the Property on the expiration of such period.

(d) Impermissible Transactions.

(i) If within sixty (60) days of receipt of the Property Package Request, Owner in good faith determines that (after having used commercially reasonable efforts to resolve such circumstances), either (1) the Property is (and will be) subject to a Debt Limitation that cannot be waived or otherwise amended in a manner that would permit the exercise of the Call Right, (2) the consummation of the Call Right will (in Owner’s good faith opinion) not be approved by the applicable Gaming Authorities (or will otherwise not comply with applicable laws and regulations), or (3) the Property is not (and will not be) for any other reason able to be timely delivered pursuant to the exercise of the Call Right (any such event or circumstance being referred to as an “Impermissible Transaction”), then Owner shall notify Propco thereof within such 60-day period (such notice, a “Notice of Impermissibility”). Any Notice of Impermissibility shall specify the actions taken by Owner in determining whether the exercise of the Call Right would be an Impermissible Transaction, a detailed description of the circumstances giving rise to such determination, and the commercially reasonable efforts undertaken to resolve such circumstances. In the event that Owner delivers a Notice of Impermissibility, Owner may simultaneously with the delivery thereof propose in good faith one or more replacement properties and the material transaction terms for the purchase and lease of such properties (the “Owner Proposal”). If Owner makes an Owner Proposal, Propco shall make a commercially reasonable determination of whether the Owner Proposal constitutes a Qualifying Proposal. If the Owner Proposal is a Qualifying Proposal, the Parties shall proceed with the transaction reflected in the Owner Proposal on the terms otherwise set forth herein. If Owner does not, simultaneously with the Notice of Impermissibility, make an Owner Proposal, or makes an Owner Proposal that is not a Qualifying Proposal, then Section 2(d)(ii) below shall apply. Any dispute as to whether the exercise of the Call Right would be an Impermissible Transaction, or whether an Owner Proposal is a Qualifying Proposal, shall be resolved pursuant to arbitration in accordance with the procedures set forth in Section 3 hereof.

(ii) In the event that the exercise of the Call Right would be an Impermissible Transaction (whether by agreement of the Parties or following resolution pursuant to arbitration in accordance with the procedures set forth in Section 3 hereof), and the Parties are not proceeding with a Qualifying Proposal, then the following shall apply:

1. If the exercise of the Call Right would be an Impermissible Transaction due to a Debt Limitation, then Owner shall use commercially reasonable efforts to resolve such Debt Limitation in accordance with Section 2(h) below and will continue to use such efforts until the expiration of the period that is one (1) year after the date of the delivery of the Property Package Request with respect to the Property (such date, the “Debt Limitation Resolution Deadline”). If such Debt Limitation is not resolved upon or before the Debt Limitation Resolution Deadline, then Owner shall pay to Propco, five (5) business days after the Debt Limitation Resolution Deadline, an amount in cash equal to the Value Loss Amount, provided, that if (1) the applicable Debt Limitation is contained in an agreement as to which any member of the Designated Propco Group is a party, (2) such member of the Designated Propco Group has been requested in writing no later than sixty (60) days prior to the Debt Limitation Resolution Deadline to waive or modify the Debt Limitation in a manner that, upon such waiver or modification by such member (and any other members of the Designated Propco Group party to such agreement), would enable the consummation of the transactions contemplated hereunder, (3) the requested waiver or modification is limited to one or more covenant(s) that would otherwise prohibit the sale of the Property under and pursuant to the terms contained in this Agreement, and such requested waiver or modification operates only to permit the sale of the Property under and pursuant to the terms contained in this Agreement (and does not otherwise waive or modify the agreement in which the applicable Debt Limitation is contained); and (4) such member of the Designated Propco Group has failed to provide such waiver or modification, then in such circumstance, Owner shall have no obligation to pay the Value Loss Amount. It is understood and agreed that the foregoing proviso does not require any member of the Designated Propco Group to agree to any other amendment or waiver under such agreement other than with respect to the Debt Limitation.

2. If the exercise of the Call Right would be an Impermissible Transaction due to any other reason other than a Debt Limitation (including a Gaming Approval Failure), then the Parties shall use commercially reasonable efforts to resolve such issue (including, in the case of a Gaming Approval Failure, in accordance with Section 2(g) below), and will continue to use such efforts until the expiration of the period that is one (1) year after the date of the delivery of the Property Package Request with respect to the Property, which such date may be extended by Propco but not beyond the expiration of the Propco Election Period (the “Gaming Resolution Deadline”); provided, that if after one (1) year after the date of delivery of the Property Package Request such issue has not been resolved and the Parties determine that there is no reasonable chance that such issue will be resolved beyond such period, such date of determination will be the Gaming Resolution Deadline. If the applicable issue giving rise to the Impermissible Transaction is not resolved by the Gaming Resolution Deadline, then the provisions of Section 2(j) below regarding an Alternative Transaction shall apply. If there is a dispute between the Parties regarding whether there is a reasonable chance of the applicable issue being resolved pursuant to the proviso in the second preceding sentence, such dispute shall be resolved in accordance with the procedures set forth in Section 3 hereof. If it is determined by the Arbitration Panel that the applicable issue has a reasonable chance of being resolved, the Gaming Resolution Deadline will not occur at such time and this subparagraph 2 will continue to apply. If it is determined by the Arbitration Panel that the applicable issue does not have a reasonable chance of being resolved, then the Gaming Resolution Deadline will occur at such time and the provisions of Section 2(j) below regarding an Alternative Transaction shall apply.

(e) Delivery of Property Package. If a Property Package is delivered and Propco, after reviewing the Property Package, still wishes to exercise the Call Right but Propco either (1) disagrees with Owner’s computation of the Purchase Price or the Property Lease Rent or (2) has comments or revisions to the draft Property Lease or Sale Agreement or to any other terms of the transaction (including requiring additional documentation) that are commercially reasonable, Propco shall notify Owner thereof within twenty (20) days of Propco’s receipt of the Property Package. In such event, Owner and Propco shall negotiate in good faith up to a period of sixty (60) days in an effort to reconcile the applicable issue. If Owner and Propco are unable to resolve the subject dispute, the matter shall be resolved pursuant to arbitration in accordance with the procedures set forth in Section 3 hereof.

(f) Finalization of Call Right Documents. If the Property Package is delivered, and (if applicable) any disputes under Section 2(d) above have been resolved, if Propco still wishes to exercise the Call Right, Propco shall exercise the Call Right by notice thereof to Owner (the “Election Notice”), and Owner and Propco shall proceed with the consummation of the transactions contemplated by the Call Right and shall cooperate to structure a transaction upon the terms and conditions set forth in this Agreement and consistent with the Property Package. In furtherance of the foregoing, Owner and Propco shall use good faith, commercially reasonable efforts, for a period of ninety (90) days following the date on which Propco delivers the Election Notice (the “Discussion Period”), to negotiate and enter into (i) a Sale Agreement and conveyance and ancillary documents with respect to the Property and (ii) a Property Lease with respect to the Property and (iii) all other documents that may be necessary for the subject Call Right to be exercised. The Property Lease shall provide for the following: (a) the date the Property Lease Rent becomes payable shall be the date that is concurrent with the acquisition of the Property; (b) from and after such date, rent shall be equal to the Property Lease Rent; and (c) such other terms and conditions as Owner and Propco may agree upon, with both Owner and Propco being obligated to act in a commercially reasonable manner. If, despite the good faith, commercially reasonable efforts of Propco and Owner, the Parties are unable to reach agreement and execute the Sale Agreement (with a Property Lease attached thereto as an exhibit, which Property Lease shall be executed upon the consummation of the closing under the Sale Agreement) or other applicable documents prior to the expiration of the Discussion Period, then, upon the expiration of the Discussion Period, the terms and conditions in any such documents that remain unresolved shall be established pursuant to arbitration in accordance with the procedures set forth in Section 3 hereof.

(g) Gaming Approvals. If, within two hundred seventy (270) days (or such longer time as may be agreed between Owner and Propco) after the finalization and execution of the Sale Agreement and the other definitive documents relating to the Call Right (the “Regulatory Period”), any necessary licenses, qualifications and approvals from applicable Gaming Authorities required for the exercise of the Call Right and the consummation of the transactions contemplated thereby (the “Requisite Gaming Approvals”) have not been obtained (such event, a “Gaming Approval Failure”), then (i) the Parties shall use good faith, commercially reasonable efforts to implement the Alternative Transaction (as provided in Section 2(j) below) and (ii) if upon the expiration of the Propco Election Period (or, if later, the date that is fifteen months following the date on which the process to implement the Alternative Transaction commences) (the period from the commencement of the process to implement the Alternative Transaction through such applicable date, the “Alternative Transaction Period”), notwithstanding the use of good faith, commercially reasonable efforts by the Parties throughout such period, the Alternative Transaction has not been consummated, this Agreement shall automatically terminate. Owner is obligated to use good faith, commercially reasonable efforts in order to timely obtain the Requisite Gaming Approvals, and Propco is obligated to use good faith, commercially reasonable efforts in order to timely obtain such items. If there is a dispute among the Parties as to whether good faith, commercially reasonable efforts were used by Owner or Propco throughout the Regulatory Period, or the Alternative Transaction Period, such dispute shall be resolved in accordance with the procedures set forth in Section 3 hereof. If it is determined by the Arbitration Panel that Owner did not use good faith, commercially reasonable efforts throughout the Regulatory Period or the Alternative Transaction Period, then Owner shall pay to Propco the Value Loss Amount within sixty (60) days after such determination.

(h) Debt Limitations. In the event a Debt Limitation limits the exercise of the Call Right by Propco at any time, Owner shall use commercially reasonable efforts to obtain waivers or amendments under the applicable debt agreements to waive the Debt Limitation or refinance such applicable debt in order to permit the consummation of the transactions pursuant to the Call Right. In addition, with respect to any debt agreements applicable to the Property that are amended, restated, supplemented or entered into after the date hereof, Owner shall use commercially reasonable efforts to ensure that no Debt Limitations shall be applicable to the Property thereafter.

(i) Closing. The closing of the Call Right transaction shall occur as soon as possible after the Election Notice and resolution of all matters set forth in this Section 2 and in accordance with the terms of the Sale Agreement (and any other documents governing the transaction, as contemplated by this Section 2). In the event that a Call Right transaction fails to close as aforesaid (other than as described in the following sentence), either Propco or Owner shall have the right to submit the subject matter to arbitration in accordance with the procedures set forth in Section 3 hereof; provided, however, that if the Sale Agreement has been executed between the Parties, the terms and conditions of such Sale Agreement shall govern any dispute between the Parties from and after such execution rather than the arbitration procedures set forth in Section 3 hereof. In the event that a Call Right transaction fails to close as a result of Propco’s inability to finance the acquisition of the Property on the terms contemplated hereunder, this Agreement shall automatically terminate with respect to the Property at such time.

(j) Alternative Transaction. Upon the earliest to occur of (1) a Gaming Approval Failure after the completion of the Regulatory Period, (2) the commencement of an Alternative Transaction process pursuant to Section 2(d)(ii)(2) above and (3) the commencement of an Alternative Transaction process pursuant to Section 4(l)(i) below, then upon any such occurrence, Owner shall use commercially reasonable efforts to sell the Property as promptly as practicable to an alternative purchaser (an “Alternative Transaction”) (i) for the then fair market value of the Property but in any event for no less than the Purchase Price that would otherwise be determined in accordance with this Agreement and (ii) otherwise on terms consistent with the terms of a Call Right transaction contemplated hereunder (including the lease back of the Property to the Lessee under the terms of the Property Lease and for the Property Lease Rent). Owner and Propco shall use commercially reasonable efforts to coordinate the marketing of the Property in connection with any Alternative Transaction, including (i) the selection of a financial advisor reasonably acceptable to both Owner and Propco and (ii) the appointment of an observer selected by Propco to monitor the marketing process. Upon the closing of any Alternative Transaction, the net cash proceeds of the sale of the Property will be allocated (i) first, to Owner in an amount not to exceed the Purchase Price that would otherwise be determined in accordance with this Agreement and (ii) any excess of such amount, to Propco (subject to any necessary approvals from applicable Gaming Authorities required for Owner to pay, and Propco to receive, such funds). If an Alternative Transaction is launched to the market but ultimately not consummated, notwithstanding the good faith, commercially reasonable efforts of the Parties during the Alternative Transaction Period, then, if there is sufficient time remaining in the Alternative Transaction Period to launch a subsequent Alternative Transaction to the market, and Propco reasonably believes that a subsequent Alternative Transaction has a reasonable chance of being consummated, taking into account changes in market conditions and other relevant factors, the provisions of this Agreement shall continue to apply to such subsequent Alternative Transaction until the expiration of the Alternative Transaction Period. If there is a dispute between the Parties regarding whether a subsequent Alternative Transaction has a reasonable chance of being consummated, such dispute shall be resolved in accordance with the procedures set forth in Section 3 hereof. If it is determined by the Arbitration Panel that a subsequent Alternative Transaction does not have a reasonable chance of being consummated, the Agreement shall terminate upon such determination. If it is determined by the Arbitration Panel that a subsequent Alternative Transaction does have a reasonable chance of being consummated, the provisions of this Section 2(j) shall apply.

3. Arbitration.

(a) Arbitrator Qualifications. Unless Propco determines to not proceed with the exercise of the Call Right, any dispute, including regarding the terms and conditions of the Purchase Price, whether the exercise of the Call Right would be an Impermissible Transaction, the terms of the Property Lease (including the Property Lease Rent), or the terms of any other documents or issues with respect to the Property or the Call Right shall be submitted to and determined by an arbitration panel comprised of three members (the “Arbitration Panel”). No more than one panel member may be with the same firm, and no panel member may have an economic interest in the outcome of the arbitration. In addition, each panel member shall have (i) at least five years of experience as an arbitrator and at least one year of experience in a profession that directly relates to the ownership, operation, financing or leasing of gaming or other hospitality facilities similar to the Property or (ii) each panel member shall have at least one year of experience as an arbitrator and at least five years of experience in a profession that directly relates to the ownership, operation, financing or leasing of gaming or other hospitality facilities similar to the Property; provided, however, if the dispute is regarding an issue with respect to Gaming Laws or involving the Gaming Authorities then each panel member shall have at least five years in a profession that directly relates to the ownership, operation, financing or leasing of gaming facilities similar to the Property.

(b) Arbitrator Appointment. The Arbitration Panel shall be selected as set forth in this Section 3(b). Within fifteen (15) Business Days after the expiration of the Discussion Period or other applicable date identified in Section 2 above, Owner shall select and identify to Propco a panel member meeting the criteria of the above paragraph (the “Owner Panel Member”) and Propco shall select and identify to Owner a panel member meeting the criteria of the above paragraph (the “Propco Panel Member”). If a Party fails to timely select its respective panel member, the other Party may notify such Party in writing of such failure, and if such Party fails to select its respective panel member within three (3) Business Days after receipt of such notice, then such other Party may select and identify to such Party such panel member on such Party’s behalf. Within ten (10) Business Days after the selection of the Owner Panel Member and the Propco Panel Member, the Owner Panel Member and the Propco Panel Member

shall jointly select a third panel member meeting the criteria of the above paragraph (the “Third Panel Member”). If the Owner Panel Member and the Propco Panel Member fail to timely select the Third Panel Member and such failure continues for more than three (3) Business Days after written notice of such failure is delivered to the Owner Panel Member and Propco Panel Member by either Owner or Propco, then Owner and Propco shall cause the Third Panel Member to be appointed by the managing officer of the American Arbitration Association.

(c) Arbitration Procedure. Within twenty (20) Business Days after the selection of the Arbitration Panel, Owner and Propco each shall submit to the Arbitration Panel a written statement identifying its summary of the issues. Owner and Propco may also request an evidentiary hearing on the merits in addition to the submission of written statements, such request to be made in writing within such twenty (20) Business Day period. The Arbitration Panel shall determine the appropriate terms and conditions of the documents or other matters in question in accordance with this Agreement and otherwise based on the Arbitration Panel’s determination of fair market terms relative to the Property. The Arbitration Panel shall make its decision within twenty (20) days after the later of (i) the submission of such written statements, and (ii) the conclusion of any evidentiary hearing on the merits (if any). The Arbitration Panel shall reach its decision by majority vote and shall communicate its decision by written notice to Owner and Propco.

(d) Determinations by Arbitration Panel. Notwithstanding anything to the contrary herein, if the transactions contemplated by the exercise of the Call Right Transaction are not consummated in accordance with and subject to the terms of this Agreement (whether because such transaction would be an Impermissible Transaction or otherwise), and the Parties are unable to resolve the subject dispute among themselves, then (i) if an Owner Proposal was made as provided herein, the Arbitration Panel shall determine whether the Owner Proposal constitutes a Qualifying Proposal; (ii) if the Arbitration Panel determines that the Owner Proposal does constitute a Qualifying Proposal, then the Parties shall proceed with the transaction reflected in the Owner Proposal in the same manner as otherwise provided in this Agreement with respect to a transaction involving the Property; (iii) if an Owner Proposal was not made as provided herein, or an Owner Proposal was made as provided herein but the Arbitration Panel determines that the Owner Proposal does not constitute a Qualifying Proposal, then the Arbitration Panel shall determine whether the proposed transaction is an Impermissible Transaction; (iv) if there is a dispute regarding whether a proposed transaction is an Impermissible Transaction, the Arbitration Panel shall determine whether it does or does not constitute an Impermissible Transaction; (v) if a proposed transaction is an Impermissible Transaction, whether by agreement of the Parties or upon the determination of the Arbitration Panel, then the provisions of Section 2(d)(ii) above shall apply, and if a proposed transaction is not an Impermissible Transaction, then the Parties shall proceed with the transaction in the manner otherwise provided in this Agreement; and (vi) if there is a dispute regarding whether Owner used good faith, commercially reasonable efforts to timely obtain the Requisite Gaming Approvals as provided in Section 2(g) above, the Arbitration Panel shall make such determination, and if the Arbitration Panel determines that such good faith, commercially reasonable efforts were used, then the provisions of Section 2(d)(ii) above shall apply. If it is determined by the Arbitration Panel that Owner did not use good faith, commercially reasonable efforts throughout the Regulatory Period, then Owner shall pay to Propco the Value Loss

Amount within sixty (60) days after such determination. For the avoidance of doubt, (i) any damages payable hereunder shall be payable only in cash or cash equivalents or, in the discretion of both Parties acting reasonably, equity securities or debt with at least the same value as a cash award or, in the sole discretion of each Party, such other form of consideration as may be agreed between them; and (ii) in making any determination of an issue with respect to Gaming Laws or involving the Gaming Authorities, the Arbitration Panel shall be limited to determining whether the Owner acted in good faith and/or a commercially reasonable manner with respect to this Agreement and its obligations hereunder.

(e) Binding Decision. The decision by the Arbitration Panel shall be final, binding and conclusive and shall be non-appealable and enforceable in any court having jurisdiction. All hearings and proceedings held by the Arbitration Panel shall take place in New York, New York.

(f) Determination Rules. The resolution procedure described herein shall be governed by the Commercial Rules of the American Arbitration Association and the Procedures for Large, Complex, Commercial Disputes in effect as of the date hereof.

(g) Liability for Costs. Owner and Propco shall bear equally the fees, costs and expenses of the Arbitration Panel in conducting any arbitration described in this Section 3.

4. Miscellaneous.

(a) Notices. Any notice, request or other communication to be given by any Party hereunder shall be in writing and shall be sent by registered or certified mail, postage prepaid and return receipt requested, by hand delivery or express courier service, by facsimile transmission or by an overnight express service to the following address or to such other address as either Party may hereafter designate:

To Owner:	Caesars Entertainment Corporation
One Caesars Palace Drive
Las Vegas, NV 89109
Attention: General Counsel
Facsimile: (702) 892-2795
Email: corplaw@caesars.com

To Propco:	VICI Properties, L.P.
8329 West Sunset Road, Suite 210
Las Vegas, NV 89113
Attention: General Counsel
Email: corplaw@viciproperties.com

Notice shall be deemed to have been given on the date of delivery if such delivery is made on a Business Day, or if not, on the first Business Day after delivery. If delivery is refused, notice shall be deemed to have been given on the date delivery was first attempted. Notice sent by facsimile transmission shall be deemed given upon confirmation that such notice was received at the number specified above or in a notice to the sender.

(b) Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of Owner and Propco and their respective permitted successors and assigns. Owner shall not have the right to assign its rights or obligations under this Agreement without the prior written consent of Propco; provided, however, in the event that the Property is conveyed in violation of such prohibition, this Agreement shall continue to “run with the land” and be binding against any successor. Propco shall not have the right to assign its rights or obligations under this Agreement, other than to a Subsidiary of Propco; provided, that if after the date hereof Propco assigns its rights and obligations as “Landlord” under and pursuant to the terms of the Lease (Non-CPLV) dated as of the date hereof (the “Non-CPLV Master Lease”), with respect to properties representing at least a majority of the aggregate value of all properties under such lease at the time of such assignment, then this Agreement shall be automatically assigned and be binding upon and inure to the benefit of such successor that is then the “Landlord” under the Non-CPLV Master Lease.

(c) Entire Agreement; Amendment. This Agreement and the exhibits hereto constitute the entire and final agreement of the Parties with respect to the subject matter hereof, and may not be changed or modified except by an agreement in writing signed by the Parties. Owner and Propco hereby agree that all prior or contemporaneous oral understandings, agreements or negotiations relative to the subject matter hereof are merged into and revoked by this Agreement.

(d) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, which State the Parties agree has a substantial relationship to the Parties and to the underlying transaction embodied hereby. This Agreement is the product of joint drafting by the Parties and shall not be construed against either Party as the drafter hereof.

(e) Venue. With respect to any action relating to this Agreement, Owner and Propco irrevocably submit to the exclusive jurisdiction of the courts of the State of New York sitting in the borough of Manhattan and the United States District Court having jurisdiction over New York County, New York, and Owner and Propco each waives: (a) any objection to the laying of venue of any suit or action brought in any such court; (b) any claim that such suit or action has been brought in an inconvenient forum; (c) any claim that the enforcement of this Section is unreasonable, unduly oppressive, and/or unconscionable; and (d) the right to claim that such court lacks jurisdiction over that Party.

(f) Waiver of Jury Trial. EACH PARTY HERETO, KNOWINGLY AND VOLUNTARILY, AND FOR THEIR MUTUAL BENEFIT, WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION REGARDING THE PERFORMANCE OR ENFORCEMENT OF, OR IN ANY WAY RELATED TO, THIS AGREEMENT.

(g) Severability. If any term or provision of this Agreement or any application thereof shall be held invalid or unenforceable, the remainder of this Agreement and any other application of such term or provision shall not be affected thereby.

(h) Third-Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and is not enforceable by any other persons.

(i) Time of Essence. TIME IS OF THE ESSENCE OF THIS AGREEMENT AND EACH PROVISION HEREOF IN WHICH TIME OF PERFORMANCE IS ESTABLISHED.

(j) Further Assurances. The Parties agree to promptly sign all documents reasonably requested to give effect to the provisions of this Agreement. In addition, Propco agrees to, at Owner’s sole cost and expense, reasonably cooperate with all applicable Gaming Authorities in connection with the administration of their regulatory jurisdiction over the Owner and the Call Right transaction described herein, including the provision of such documents and other information as may be requested by such Gaming Authorities.

(k) Counterparts; Originals. This Agreement may be executed in any number of counterparts, each of which shall be a valid and binding original, but all of which together shall constitute one and the same instrument. Facsimile or digital copies of this Agreement, including the signature page hereof, shall be deemed originals for all purposes.

(l) Licensing Events; Termination.

(i) If there shall occur a Propco Licensing Event and any aspect of such Propco Licensing Event is attributable to a member of the Propco Subject Group, then Owner or Propco, as applicable, shall notify the other Party thereof as promptly as practicable after becoming aware of such Propco Licensing Event (but in no event later than twenty (20) days after becoming aware of such Propco Licensing Event). In such event, Propco shall use commercially reasonable efforts to cause the other members of the Propco Subject Group to use commercially reasonable efforts to assist Owner and its Affiliates in resolving such Propco Licensing Event within the time period required by the applicable Gaming Authorities by submitting to investigation by the relevant Gaming Authorities and cooperating with any reasonable requests made by such Gaming Authorities (including filing requested forms and delivering information to the Gaming Authorities).

If, despite these efforts, such Propco Licensing Event cannot be resolved to the satisfaction of the applicable Gaming Authorities within the time period required by such Gaming Authorities, Owner shall have the right, in its discretion, to (1) cause this agreement to temporarily cease to be in full force and effect, until such time, as any, as the Propco Licensing Event is resolved to the satisfaction of the applicable Gaming Authorities; provided, that if the Propco Election Period would otherwise terminate at a time while the agreement is not in full force and effect, then the Propco Election Period shall be extended until the date that is the earlier of (x) one hundred eighty (180) days after the date on which the Parties become aware that the Propco Licensing Event was resolved to the satisfaction of the applicable Gaming Authorities, (y) the date on which Propco reasonably determines that the Propco Licensing Event is not likely to be resolved or otherwise ceases using commercially reasonable efforts to resolve such Propco

Licensing Event and (z) the date that is one (1) years following the expiration of the Propco Election Period or (2) to the extent causing this agreement to temporarily cease to be in full force and effect in lieu of terminating this Agreement is not sufficient for the applicable Gaming Authorities, notify Propco of its intention to terminate this Agreement. Upon the occurrence of either the expiration of the extension period referred to in clause (1), or Owner’s notification to Propco of Owner’s intention to terminate this Agreement referred to in clause (2), or such earlier time as may be mutually agreed to by both Owner and Propco, the provisions of Section 2(j) above regarding an Alternative Transaction shall apply.

(ii) If there shall occur an Owner Licensing Event and any aspect of such Owner Licensing Event is attributable to a member of the Owner Subject Group, then Propco or Owner, as applicable, shall notify the other Party thereof as promptly as practicable after becoming aware of such Owner Licensing Event (but in no event later than twenty (20) days after becoming aware of such Owner Licensing Event). In such event, Owner shall use commercially reasonable efforts to cause the other members of the Owner Subject Group to use commercially reasonable efforts to assist Propco and its Affiliates in resolving such Owner Licensing Event within the time period required by the applicable Gaming Authorities by submitting to investigation by the relevant Gaming Authorities and cooperating with any reasonable requests made by such Gaming Authorities (including filing requested forms and delivering information to the Gaming Authorities).

If, despite these efforts, such Owner Licensing Event cannot be resolved to the satisfaction of the applicable Gaming Authorities within the time period required by such Gaming Authorities, Propco shall have the right, in its discretion, to terminate this Agreement. Upon the occurrence of such termination of this Agreement, Owner shall pay to Propco the Value Loss Amount.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Propco and Owner have executed this Call Right Agreement as of the date first set forth above.

PROPCO:

VICI PROPERTIES, L.P., a Delaware limited partnership

By:	VICI Properties GP LLC, a Delaware limited liability company, its general partner

	By:	/s/ John Payne
	Name:	John Payne
	Title:	President and Chief Operating Officer

[Signatures Continue on Following Page]

[Signature Page to Call Right Agreement (Harrah’s Atlantic City)]

OWNER:
CAESARS ENTERTAINMENT CORPORATION, a Delaware corporation

By:	/s/ Eric Hession
Name:	Eric Hession
Title:	Treasurer

[Signature Page to Call Right Agreement (Harrah’s Atlantic City)]

EXHIBIT A

Description of the Property

BLOCK 575, LOT 1 & 2

BLOCK 576, LOT 3

BLOCK 572, LOT 1

BLOCK 573. LOT 1 & 3

CITY OF ATLANTIC CITY, ATLANTIC COUNTY, NEW JERSEY

BEGINNING at the point, said point being the intersection of the easterly sideline of Connecticut Avenue with the southerly sideline of Old Brigantine Boulevard and running thence;

1) Across Old Brigantine Boulevard, North 70 degrees 54 minutes 20 seconds West a distance of 40.00 feet to a point, thence;

2) Along the centerline of Old Brigantine Boulevard, South 19 degrees 05 minutes 39 seconds West a distance of 197.94 feet to a point, thence;

3) Across former Old Brigantine Boulevard, vacated by county ordinance 13-2003 and city ordinance 06-2003, North 70 degrees 54 minutes 20 seconds West a distance of 40.00 feet to a point, thence;

4) Along the westerly sideline of former Old Brigantine Boulevard, vacated by county ordinance 13-2003 and city ordinance 06-2003, North 19 degrees 05 minutes 39 seconds East a distance of 70.74 feet to a point, thence;

5) Along a common line between Block 576, Lots 1.01 and 1.04 the following fifteen courses, on a curve to the right having a radius of 173.79 feet, a length of 27.65 feet and whose chord bears North 21 degrees 41 minutes 52 seconds West a distance of 27.62 feet to a point, thence;

6) North 16 degrees 12 minutes 44 seconds West a distance of 29.63 feet to a point of curvature, thence;

7) On a curve to the right having a radius of 1000.00 feet, a length of 141.58 feet and whose chord bears North 12 degrees 09 minutes 22 seconds West a distance of 141.46 feet to a point of reverse curve, thence;

8) On a curve to the left having a radius of 200.00 feet, a length of 28.54 feet and whose chord bears North 12 degrees 11 minutes 16 seconds West a distance of 28.51 feet to a point of compound curve, thence;

9) On a curve to the left having a radius of 559.59 feet, a length of 112.06 feet and whose chord bears North 22 degrees 00 minutes 45 seconds West a distance of 111.88 feet to a point of compound curve, thence;

10) On a curve to the left having a radius of 450.00 feet, a length of 178.91 feet and whose chord bears North 39 degrees 08 minutes 21 seconds West a distance of 177.73 feet to a point of reverse curve, thence;

11) On a curve to the right having a radius of 200.00 feet, a length of 17.22 feet and whose chord bears North 48 degrees 03 minutes 44 seconds West a distance of 17.21 feet to a point of reverse curve, thence;

12) On a curve to the left having a radius of 567.95 feet, a length of 250.22 feet and whose chord bears North 58 degrees 13 minutes 00 seconds West a distance of 248.20 feet to a point of tangency, thence;

13) North 70 degrees 54 minutes 21 seconds West a distance of 792.14 feet to a point, thence;

14) On a curve to the left having a radius of 480.00 feet, a length of 234.90 feet and whose chord bears North 85 degrees 57 minutes 29 seconds West a distance of 232.57 feet to a point, thence;

15) North 27 degrees 40 minutes 15 seconds West a distance of 51.61 feet to a point, thence;

17) On a curve to the right having a radius of 926.00 feet, a length of 646.07 feet and whose chord bears North 80 degrees 21 minutes 09 seconds East a distance of 633.04 feet to a point of compound curve, thence;

18) On a curve to the right having a radius of 1526.00 feet, a length of 276.74 feet and whose chord bears South 74 degrees 27 minutes 53 seconds East a distance of 276.36 feet to a point, thence;

19) North 62 degrees 19 minutes 45 seconds East a distance of 561.74 feet to a point, thence;

20) North 27 degrees 40 minutes 15 seconds West a distance of 74.73 feet to a point, thence;

21) South 62 degrees 19 minutes 45 seconds West a distance of 25.00 feet to a point, thence;

22) North 27 degrees 40 minutes 15 seconds West a distance of 551 feet, more or less, to a point, thence;

23) Along the mean high water line, as the same may move from time to time by natural forces of accretion or reliction 659 feet, more or less, to a point, thence;

24) Along the northerly sideline of Helen Avenue, South 62 degrees 19 minutes 45 seconds West a distance of 285 feet, more or less, to a point, thence;

25) Along the approximate centerline of vacated Massachusetts Avenue, South 27 degrees 40 minutes 15 seconds East a distance of 50.00 feet to a point, thence;

26) Along the southerly sideline of Helen Avenue, North 62 degrees 19 minutes 45 seconds East a distance of 315 feet, more or less, to a point, thence;

27) Along the mean high water line, as same may move from time to time by natural forces of accretion or reliction 801 feet, more or less, to a point, thence;

28) Along the bulkhead, more or less, the following twelve courses, North 64 degrees 38 minutes 40 seconds East a distance of 3.15 feet to a point, thence;

29) South 28 degrees 08 minutes 35 seconds East a distance of 12.15 feet to a point, thence;

30) North 64 degrees 39 minutes 48 seconds East a distance of 44.70 feet to a point, thence;

31) South 73 degrees 02 minutes 57 seconds East a distance of 92.51 feet to a point, thence;

32) South 18 degrees 04 minutes 54 seconds West a distance of 2.78 feet to a point, thence;

33) South 83 degrees 04 minutes 50 seconds East a distance of 18.70 feet to a point, thence;

34) South 72 degrees 07 minutes 50 seconds East a distance of 407.04 feet to a point, thence;

35) South 72 degrees 08 minutes 06 seconds East a distance of 44.27 feet to a point, thence;

36) South 26 degrees 46 minutes 09 seconds East a distance of 6.70 feet to a point, thence;

37) North 64 degrees 11 minutes 37 seconds East a distance of 53.20 feet to a point, thence;

38) North 87 degrees 53 minutes 12 seconds East a distance of 28.01 feet to a point, thence;

39) Along the tract line, South 27 degrees 40 minutes 15 seconds West a distance of 7 feet, more or less to a point, thence;

40) Along the mean high water line, as same may move from time to time by natural forces of accretion or reliction 165 feet, more or less, to a point, thence;

41) Along the northerly right-of-way line of Harrah’s Boulevard, North 60 degrees 03 minutes 15 seconds East a distance of 56 feet more or less to a point, thence;

42) Along the easterly sideline of Harrah’s Boulevard, South 29 degrees 56 minutes 45 seconds East a distance of 80.00 feet to a point, thence;

43) Along the southerly right-of-way line of Harrah’s Boulevard, South 60 degrees 03 minutes 15 seconds West a distance of 79 feet more or less to a point, thence;

44) Along the mean high water line, as same may move from time to time by natural forces of accretion or reliction 145 feet, more or less, to a point, thence;

45) South 25 degrees 47 minutes 42 seconds East a distance of 48 feet more or less to a point, thence;

46) South 62 degrees 58 minutes 57 seconds West a distance of 59.46 feet to a point, thence;

47) South 17 degrees 01 minutes 32 seconds East a distance of 2.06 feet to a point, thence;

48) South 60 degrees 03 minutes 15 seconds West a distance of 34.76 feet to a point, thence;

49) South 27 degrees 40 minutes 15 seconds East a distance of 31.27 feet to a point, thence;

50) South 61 degrees 42 minutes 40 seconds West a distance of 3.70 feet to a point, thence;

51) South 27 degrees 01 minutes 02 seconds East a distance of 61.72 feet to a point, thence;

52) South 62 degrees 58 minutes 16 seconds West a distance of 142.58 feet to a point, thence;

53) South 62 degrees 19 minutes 45 seconds West a distance of 105.15 feet to a point in the easterly sideline of Vermont Avenue, thence;

54) Along the easterly sideline of Vermont Avenue, North 27 degrees 40 minutes 15 seconds West a distance of 189.99 feet to point, thence;

55) Across Vermont Avenue, South 62 degrees 19 minutes 45 seconds West a distance of 63.65 feet to a point, thence;

56) Along the westerly sideline of Vermont Avenue, South 27 degrees 40 minutes 15 seconds East a distance of 249.59 feet to point, thence;

57) Along the northerly right-of-way line of Route 87 the following four courses, South 53 degrees 45 minutes 03 seconds West a distance of 437.57 feet to a point, thence;

58) North 36 degrees 16 minutes 23 seconds West a distance of 6.07 feet to a point, thence;

59) South 53 degrees 45 minutes 10 seconds West a distance of 270.63 feet to a point of curvature, thence;

60) On a curve to the left having a radius of 2065.00 feet, a length of 384.43 feet and whose chord bears South 48 degrees 25 minutes 10 seconds West a distance of 383.88 feet to a point, thence;

61) Along the northerly sideline of Evelyn Avenue, South 62 degrees 19 minutes 45 seconds West a distance of 62.50 feet to a point, thence;

62) Along the easterly sideline of Connecticut Avenue, North 27 degrees 40 minutes 15 seconds West a distance of 73.93 feet to the point and place of BEGINNING.

Excepting Harrahs Boulevard described as follows;

BEGINNING at a point, said point being at the intersection of the southerly right-of-way line of Harrah’s Boulevard (80 feet wide) and the westerly right-of-way line of Vermont Avenue (63.65 feet wide), said point also being located South 27 degrees 40 minutes 15 seconds East, a distance of 249.69 feet from the intersection of said line of Vermont Avenue with the northerly right-of-way line of Brigantine Boulevard, also known as Route 87 (width varies), common corner to Block 572 – Lot 1 and running thence

1. Along the southerly right-of-way line of Harrah’s Boulevard, South 62 degrees 19 minutes 45 seconds West, a distance of 669.69 feet to a point of non-tangential curvature in the former Cecil Circle, thence;

2. Along a curve to the left, having a radius of 100.00 feet, an arc length of 82.30 feet with a chord bearing of North 27 degrees 40 minutes 16 seconds West and a chord length of 80.00 feet to a point in the dividing line of Block 575 – Lot 1, thence;

Along the northerly right-of-way line of Harrah’s Boulevard, the following two (2) courses:

3. Along the dividing line of Block 575 – Lot 1, North 62 degrees 19 minutes 45 seconds East, a distance of 733.34 feet to a point, thence;

4. South 27 degrees 40 minutes 15 seconds East, a distance of 80.00 feet to a point, common corner to Block 573 – Lot 1 and the easterly right-of-way line of Vermont Avenue, thence;

5. South 62 degrees 19 minutes 45 seconds West, a distance of 63.65 feet to the point and place of BEGINNING.

BLOCK 576 LOT 1.13

CITY OF ATLANTIC CITY, ATLANTIC COUNTY, NEW JERSEY

BEGINNING at a point in the southerly right of way line of Helen Avenue (50’ wide public right of way), and running thence:

Along the southerly line of Helen Avenue, North 62°19’45” East a distance of 25.00 feet to a point, thence;

South 27°40’15” East a distance of 74.73 feet to a point, thence;

1. Along a common line between Block 576, Lots 1.01 and Lot 1.13 the following three courses, South 62°19’45” West a distance of 561.74 feet to a point of cusp, thence;

2. On a non-tangent curve to the left having a radius of 1,526.00 feet, an arc length of 276.74 feet and whose chord bears North 74°27’53” West a distance of 276.36 feet to a point of compound curve, thence;

3. On a curve to the left having a radius of 926.00 feet, an arc length of 667.53 feet and whose chord bears South 79°41’19” West a distance of 653.17 feet to a point, thence;

4. North 31°44’52” West a distance of 165.80 feet more or less to the high water line of Clam Thorofare, thence;

5. Along the high water line of Clam Thorofare a distance of 1,394 feet more or less to a point, thence;

6. Along the westerly lot line of Lot 3, Block 576, South 27°40’15” East a distance of 551 feet more or less, to the POINT OF BEGINNING.

BEING the same as Lot 1.13, Block 576 shown on a map entitled in part “Minor Subdivision Plan, Harrah’s Atlantic City Propco, LLC, Block 576, Lot 1.09, City of Atlantic City, Atlantic County, New Jersey” as prepared by Paulus, Sokolowski and Sartor, LLC, dated 12/20/2012 and revised to 10/04/2013 and filed in the Atlantic County Clerk’s office on November 12, 2013 as instrument No. 2013069820.

EXCEPTING the Lot 1.14 in Block 576, more particularly described as follows:

BEGINNING at a point, said point being a distance of 66.16 feet on a course of South 53°18’25” West from the southerly right of way line of Helen Avenue (50’ wide public right of way), and running thence;

1. South 43°2 132” West, a distance of 14.79 feet to a point, thence;

2. North 46°38’28” West, a distance of 53.67 feet to a point, thence;

3. South 43°21’32” West, a distance of 18.20 feet to a point, thence;

4. North 46°38’28” West, a distance of 7.67 feet to a point, thence;

5. South 43°21’32” West, a distance of 37.99 feet to a point, thence;

6. South 46°38’28” East, a distance of 7.78 feet to a point, thence;

7. South 43°21’32” West, a distance of 25.48 feet to a point, of a non-tangential curve, thence;

8. On a curve to the left, having a radius of 194.63 feet, an arc length of 110.95 feet, whose chord bears South 71°45’39” West, a chord distance of 109.46 feet, to a point, thence;

9. South 17°2132” West, a distance of 10.31 feet to a point, thence;

10. North 72°38’28” West, a distance of 3.15 feet to a point, thence;

11. South 17°21’32” West, a distance of 14.42 feet to a point, thence;

12. South 72°38’28” East, a distance of 3.00 feet to a point, thence;

13. South 17°21’32” West, a distance of 27.75 feet to a point, thence;

14. North 72°38’28” West, a distance of 27.75 feet to a point, thence;

15. North 17°21’32” East, a distance of 3.00 feet to a point, thence;

16. North 72°38’28” West, a distance of 14.42 feet to a point, thence;

17. South 17°21’32” West, a distance of 3.00 feet to a point, thence;

18. North 72°38’28” West, a distance of 26.91 feet to a point, thence;

19. South 17°16’02” West, a distance of 36.07 feet to a point, thence;

20. North 87°38’28” West, a distance of 46.18 feet to a point, thence;

21. North 02°21’32” East, a distance of 8.75 feet to a point, thence;

22. North 87°38’28” West, a distance of 24.25 feet to a point, thence;

23. South 02°21’32” West, a distance of 56.08 feet to a point, thence;

24. North 87°38’28” West, a distance of 83.83 feet to a point, thence;

25. North 02°21’32” East, a distance of 41.04 feet to a point, thence;

26. North 87°38’28” West, a distance of 33.92 feet to a point, thence;

27. North 02°21’32” East, a distance of 6.25 feet to a point, thence;

28. North 87°38’28” West, a distance of 88.00 feet to a point, said point being distant 95.22 feet on a bearing of North 12°28’36” East from a point on a curve having a radius of 1,526.00 feet, an arc distance of 219.77 feet from terminus of the third course of Lot 1.13 in Block 576, described above, thence;

29. North 02°21’32” East, a distance of 50.67 feet to a point, thence;

30. South 87°38’28” East, a distance of 8.46 feet to a point, thence;

31. North 87°38’28” West, a distance of 8.46 feet to a point, thence;

32. North 02°21’32” East, a distance of 215.17 feet to a point, thence;

33. South 87°38’28” East, a distance of 60.00 feet to a point, thence;

34. North 02°21’32” East, a distance of 22.04 feet to a point, thence;

35. South 87°38’28” East, a distance of 43.50 feet to a point, thence;

36. South 02°21’32” West, a distance of 7.00 feet to a point, thence;

37. South 87°38’28” East, a distance of 186.67 feet to a point, thence;

38. North 02°21’32” East, a distance of 7.00 feet to a point, thence;

39. South 87°38’28” East, a distance of 43.50 feet to a point, thence;

40. South 02°21’32” West, a distance of 22.00 feet to a point, thence;

41. South 87°38’28” East, a distance of 30.04 feet to a point, thence;

42. South 02°21’32” West, a distance of 43.00 feet to a point, thence;

43. South 87°38’28” East, a distance of 92.96 feet to a point, thence;

44. South 02°21’32” West, a distance of 55.05 feet to a point, thence;

45. South 87°38’28” East, a distance of 23.10 feet to a point, thence;

46. South 46°38’28” East, a distance of 21.31 feet to a point, thence;

47. North 43°21’32” East, a distance of 16.92 feet to a point, thence;

48. South 46°38’28” East, a distance of 86.29 feet to the point and place of BEGINNING. Containing 135,314 square feet or 3.106 acres more or less.

BEING the same as Lot 1.14, Block 576 shown on a map entitled in part “Minor Subdivision Plan, Harrah’s Atlantic City Propco, LLC, Block 576, Lot 1.09, City of Atlantic City, Atlantic County, New Jersey” as prepared by Paulus, Sokolowski and Sartor, LLC, dated 12/20/2012 and revised to 10/04/2013 and filed in the Atlantic County Clerk’s office on November 12, 2013 as instrument No. 2013069820.

SUBJECT to a Cross Access Easement more particularly described as follows:

BEGINNING at a point on a curve, said point having a radius of 926.00 feet, an arc length of 36.02 feet from the southwesterly comer of Lot 1.13 and running thence;

1. On a curve to the left, having a radius of 100.92 feet, an arc length of 39.55 feet, whose chord bears North 42°43’52” East, a chord distance of 39.30 feet to a point of tangency, thence;

2. North 31°22’19” East, a distance of 199.93 feet to a point of curvature, thence;

3. On a curve to the right, having a radius of 315.00 feet, an arc length of 178.86 feet, whose chord bears North 47°38’18” East, a chord distance of 176.47 feet to a point of tangency, thence;

4. North 63°54’18” East, a distance of 442.84 feet to a point of curvature, thence;

5. On a curve to the right, having a radius of 465.00 feet, an arc length of 562.64 feet, whose chord bears South 81°25’53” East, a chord distance of 528.94 feet to a point of tangency, thence;

6. South 46°46’04” East, a distance of 148.77 feet to a point of curvature, thence;

7. On a curve to the left, having a radius of 98.73 feet, an arc length of 2.88 feet, whose chord bears South 46°26’11” East, a chord distance of 2.88 feet to a point, thence;

8. South 42°24’59” West, a distance of 40.20 feet to a point, thence;

9. North 46°38’28” West, a distance of 86.29 feet to a point, thence;

10. South 43°21’32” West, a distance of 16.92 feet to a point, thence;

11. North 46°38’28” West, a distance of 21.31 feet to a point, thence;

12. North 87°38’28” West, a distance of 23.10 feet to a point, thence;

13. North 02o21’32” East, a distance of 55.05 feet to a point, thence;

14. North 87°38’28” West, a distance of 92.96 feet to a point, thence;

15. North 02°21’32” East, a distance of 43.00 feet to a point, thence;

16. North 87°38’28” West, a distance of 30.04 feet to a point, thence;

17. North 02°21’32” East, a distance of 22.00 feet to a point, thence;

18. North 87°38’28” West, a distance of 43.50 feet to a point, thence;

19. South 02°21’32” West, a distance of 7.00 feet to a point, thence;

20. North 87°38’28” West, a distance of 186.67 feet to a point, thence;

21. North 02°21’32” East’ a distance of 7.00 feet to a point, thence;

22. North 87°38’28” West, a distance of 43.50 feet to a point, thence;

23. South 02°21’32” West, a distance of 22.04 feet to a point, thence;

24. North 87°38’28” West, a distance of 60.00 feet to a point, thence;

25. South 02°21’32” West, a distance of 215.17 feet to a point, thence;

26. South 87°38’28” East, a distance of 8.46 feet to a point, thence;

27. South 02°21’32” West, a distance of 33.83 feet to a point, thence;

28. North 87°38’28” West, a distance of 8.46 feet to a point, thence;

29. South 02°21’32” West, a distance of 50.67 feet to a point, thence;

30. South 87°38’28” East, a distance of 88.00 feet to a point, thence;

31. South 02°21’32” West, a distance of 6.25 feet to a point, thence;

32. South 87°38’28” East, a distance of 32.92 feet to a point, thence;

33. South 02°21’32” West, a distance of 41.04 feet to a point, thence;

34. South 87°38’28” East, a distance of 83.83 feet to a point, thence;

35. North 02°21’32” East, a distance of 56.08 feet to a point, thence;

36. South 87°38’28” East, a distance of 24.25 feet to a point, thence;

37. South 02°21’32” West, a distance of 8.75 feet to a point, thence;

38. South 87°38’28” East, a distance of 46.18 feet to a point, thence;

39. South 17°51’34” West, a distance of 44.97 feet to a point, thence;

40. South 02°58’40” East, a distance of 62.11 feet to a point, thence;

41. South 62°19’45” West, a distance of 85.21 feet to a point, thence;

42. On a curve to the left, having a radius of 1526.00 feet, an arc length of 26.02 feet whose chord bears North 69°45’28” West, a chord distance of 26.02 feet to a point, thence;

43. On a curve to the right, having a radius of 50.00 feet, an arc length of 20.81 feet whose chord bears North 03°29’09” East, a chord distance of 20.66 feet to a point of reverse curvature, thence;

44. On a curve to the left, having a radius of 25.00 feet, an arc length of 21.72 feet, whose chord bears North 09°28’55” West, a chord distance of 21.05 feet to a point of compound curvature, thence;

45. On a curve to the left, having a radius of 10.00 feet, an arc length of 6.39 feet, whose chord bears North 52°40’22” West, a chord distance of 6.28 feet to a point of compound curvature, thence;

46. On a curve to the left, having a radius of 2.00 feet, an arc length of 3.14 feet, whose chord bears South 64°01’48” West, a chord distance of 2.83 feet to a point of tangency, thence;

47. South 19°01’48” West, a distance of 16.00 feet to a point, thence;

48. North 70°58’12” West, a distance of 180.00 feet to a point, thence;

49. North 19°01’48” East, a distance of 15.00 feet to a point to a point of curvature, thence

50. On a curve to the left, having a radius of 3.16 feet, an arc length of 4.60 feet, whose chord bears North 22°44’31” West, a chord distance of 4.21 feet to a point of reverse curvature, thence;

51. On a curve to the right, having a radius of 64.00 feet, an arc length of 45.92 feet, whose chord bears North 46°39’03” West, a chord distance of 44.94 feet to a point of tangency, thence;

52. North 26°05’46” West, a distance of 114.74 feet to a point to a point of curvature, thence;

53. On a curve to the right, having a radius of 73.91 feet, an arc length of 62.76 feet, whose chord bears North 01°46’07” West, a chord distance of 60.89 feet to a point of tangency, thence;

54. North 22°31 ‘34” East, a distance of 47.93 feet to a point of curvature, thence;

55. On a curve to the left, having a radius of 50.00 feet, an arc length of 42.43 feet, whose chord bears North 01°47’04” West, a chord distance of 41.17 feet to a point of tangency, thence;

56. North 26°05’42” West, a distance of 19.62 feet to a point of curvature, thence;

57. On a curve to the left, having a radius of 10.00 feet, an arc length of 15.71 feet, whose chord bears North 71°05’42” West, a chord distance of 14.14 feet to a point of tangency, thence;

58. South 63°54’18” West, a distance of 341.94 feet to a point to a point of curvature, thence;

59. On a curve to the left, having a radius of 285.00 feet, an arc length of 161.83 feet, whose chord bears South 47°38’18” West, a chord distance of 159.66 feet to a point of tangency, thence;

60. South 31 °22’ 19” West, a distance of 176.13 feet to a point of curvature, thence;

61. On a curve to the left, having a radius of 30.00 feet, an arc length of 2.04 feet, whose chord bears South 29°25’18” West, a chord distance of 2.04 feet to a point, thence;

62. On a curve to the left, having a radius of 926.00 feet, an arc length of 71.18 feet, whose chord bears South 63°28’03” West, a chord distance of 71.16 feet, to the point and place of BEGINNING.

BEING ALSO KNOWN AS (REPORTED FOR INFORMATIONAL PURPOSES ONLY):

Block 575, Lot laud 1-BLDG on the official tax map of the CITY OF ATLANTIC CITY, County of Atlantic, State of New Jersey

Block 575, Lot 2 on the official tax map of the CITY OF ATLANTIC CITY, County of Atlantic, State of New Jersey

Block 576, Lot 3 on the official tax map of the CITY OF ATLANTIC CITY, County of Atlantic, State of New Jersey

Block 572, Lot 1 on the official tax map of the CITY OF ATLANTIC CITY, County of Atlantic, State of New Jersey

Block 573, Lot 1 on the official tax map of the CITY OF ATLANTIC CITY, County of Atlantic, State of New Jersey

Block 573, Lot 3 on the official tax map of the CITY OF ATLANTIC CITY, County of Atlantic, State of New Jersey

Block 576, Lot 1.13 on the official tax map of the CITY OF ATLANTIC CITY, County of Atlantic, State of New Jersey